EXHIBIT 99.1

Contact:	Karen L. Dexter Director, Investor Relations Ampex Corporation (650) 367-4111

AMPEX CORPORATION TO REDEEM PREFERRED STOCK

Will Record Approximately $21 million Fourth Quarter

Benefit Applicable to Common Stockholders

Redwood City, CA – October 2, 2003. Ampex Corporation (AMEX:AXC) today announced that it has given notice of redemption of all of its outstanding 8% Noncumulative Redeemable Preferred Stock. The Company will issue 450,600 of its Class A Common Shares in exchange for $22,530,000 of Preferred Stock which will be cancelled. The newly issued Common Shares represent approximately 12% of the total outstanding Common Shares on a fully diluted basis.

The Company will report in its fourth quarter financial statements a non-taxable benefit applicable to common stockholders of approximately $5.50 per diluted share from extinguishment of the Preferred Stock.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant interest expenses; its sales and royalty forecasts for future periods not being attained; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2002 Annual Report on Form 10-K filed with the SEC, its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.